Exhibit 10.49

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SELLAS LIFE SCIENCES GROUP, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) THE COMPANY CUSTOMARILY TREATS THAT INFORMATION AS PRIVATE.

February 25, 2022

Robert Francomano
[***]

Dear Robert:

On behalf of SELLAS Life Sciences Group, Inc. (the “Company”) this letter will confirm our offer of employment to join the Company, contingent upon the satisfactory completion of a background investigation. Please note, that per NYC regulations and Company policy, all employees must be fully vaccinated for COVID-19 and you will need to submit proof of vaccination prior to the commencement of your employment.

The terms are as follows:

Employment: You will be employed effective Monday, March 14, 2022 (pending background check as stated above) on a full-time basis as Senior Vice President and Chief Commercial Officer based in our New York City office. You will report to Angelos Stergiou, MD, ScD h.c., President & Chief Executive Officer. All employees are required to be in the office a minimum of three days a week. Mondays and Thursdays are considered “core” days, i.e., days when all NYC-based employees are expected to be in the office. For weeks when Monday or Thursday is a holiday, Tuesday will be a core day. You will have flexibility, subject to speaking with your manager, on which other day will be your “in-office” day. This situation may be reevaluted and may change from time-to-time. You will have the duties and responsibilities that are consistent with your position and other such duties that may be assigned to you by the Company. You agree to abide by the practices and policies of the Company and any changes that may be adopted from time-to-time by the Company.

Base Salary: Your semi-monthly base salary will be $17,708.33 corresponding to an annual salary of $425,000.00, less applicable payroll taxes and withholdings, payable in accordance with the Company’s payroll schedule. Your position is classified as exempt according to federal and/or state law which means you are not eligible for overtime pay for hours worked in excess of 40 in a given week.

Short-Term Incentive Compensation: On an annual basis and subject to approval of the the Company’s Board of Directors (the “Board”), you shall be entitled to annual short-term incentive compensation at a target level of up to 40% of your Base Salary. The actual amount of such annual incentive compensation shall be determined based on achievement of individual and Company performance objectives established in advance by the Board or the Board’s Compensation Committee, taking into account input from your supervisor, and such actual annual short term incentive compensation amount may be more or

SELLAS™ Life Sciences Group, Inc., Times Square Tower, 7 Times Square, Suite 2503, New York, NY, 10036, USA Telephone: +1-646-200-5278 Nasdaq: SLS www.sellaslifesciences.com less than the target amount.  No minimum short term incentive compensation is guaranteed. The annual short-term incentive compensation is earned upon payment.

Equity. On your first day of employment (the “Grant Date”), you will be granted an option to purchase 100,000 shares of the Company’s common stock (“Common Stock”) at an exercise price per share of Common Stock equal to the closing price of the Common Stock on Nasdaq on the Grant Date (the “Option”). To the extent it so qualifies, the Option will be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. Subject to any accelerated vesting provisions subsequently agreed to by the Company and you, the Option will vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to your Continuous Service Status (as defined in the Plan) to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 2019 Stock Plan (the "Option Plan") and the stock option agreement by and between you and the Company (the "Option Agreement").

Severance Agreement. Upon the commencement of your employment, you will be entitled to enter into a severance agreement in the same form as offered to other senior executives which will provide for the following: (i) a severance payment equal to 9 months base salary upon termination  of your employment by the Company “without cause” or your “resignation with good reason” (such terms to be defined in the severance agreement), (ii) a severance payment of 12 months base salary if you are terminated within a specified period of time following a change of control, and (iii) tax provisions, including without limitation, under Sections 409A and 280G of the Internal Revenue Code of 1986, or any successor provisions.

Employee Benefits. You may participate in any and all benefit programs that the Company establishes and makes generally available to similarly situated employees from time to time, provided that you are eligible under the plan documents that govern those programs. A summary of current benefits is enclosed with this letter. Benefits are subject to change at any time in the Company’s sole discretion.

Business Expenses. While you are employed by the Company, the Company will reimburse you for reasonable business travel, entertainment or other business expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Proprietary Information and Inventions. As a condition of employment, you will be required to execute the attached Confidential Information and Invention Assignment Agreement.

No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

At-Will Employment. This offer letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will,

SELLAS™ Life Sciences Group, Inc., Times Square Tower, 7 Times Square, Suite 2503, New York, NY, 10036, USA Telephone: +1-646-200-5278 Nasdaq: SLS www.sellaslifesciences.com under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

Background Investigation. The required notices and forms for our background investigation are enclosed herewith. You must submit a completed form with your signed offer letter. Employment is contingent upon successful completion of the background check.

We are extremely pleased at the prospect of you joining the Company and look forward to a long and successful business relationship. If you accept the terms of this offer, please acknowledge your acceptance at your earliest convenience and return to me. Please keep one copy of this letter for your files and return the original as soon as possible. Please note, this offer remains in effect for 5 business days.

Kind Regards,

/s/ Nancy D. Ecklund
Nancy D. Ecklund
Director, Human Resources

The foregoing letter correctly sets for the terms of my at-will employment with Sellas Life Sciences Group, Inc., which I hereby accept. Nothing contrained in this letter abrogates the at-will status of your proposed employment. I am not relying on any representations other than those set forth above.

/s/ Robert Francomano	February 28, 2022
Robert Francomano	Date

SELLAS™ Life Sciences Group, Inc., Times Square Tower, 7 Times Square, Suite 2503, New York, NY, 10036, USA Telephone: +1-646-200-5278 Nasdaq: SLS www.sellaslifesciences.com